Exhibit 23.2

December 16, 2005

Board of Directors

Minotola National Bank

1748 South Lincoln Avenue

Vineland, NJ 08360

Dear Board Members:

We hereby consent to the use of our firm’s name, Milestone Advisors, LLC (“Milestone”) and the inclusion of, summary of and references to our fairness opinion in the Form S-4. We also consent to the inclusion of our fairness opinion letter as an exhibit to the Form S-4.

Very Truly Yours,

/S/    MILESTONE ADVISORS, LLC

Milestone Advisors, LLC.